UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.
(Name of Registrant as Specified in its Charter)

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PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.
11501 Northlake Drive
Cincinnati, Ohio 45249

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
AND INTERNET AVAILABILITY OF PROXY MATERIALS

Dear Stockholder:

On Wednesday, July 11, 2012, we will hold our 2012 annual meeting of stockholders at the Core Club, 66 E. 55th Street, New York, New York 10022. The meeting will begin at 10:00 a.m. eastern daylight time.

We are holding this meeting to:

1.	Elect seven directors to hold office for one-year terms expiring in 2013. The Board of Directors recommends a vote FOR each nominee

2.	Attend to such other business as may properly come before the meeting and any adjournment or postponement thereof.

Your board of directors has selected April 13, 2012 as the record date for determining stockholders entitled to vote at the meeting.

This proxy statement, proxy card, and our 2011 annual report are being mailed to you on or about April 27, 2012.

Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Stockholders can submit their votes by proxy by mailing the enclosed proxy card.

Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON JULY 11, 2012:

Our proxy statement, form of proxy card and 2011 annual report to stockholders are also available at
http://phillipsedison-arc.com/Proxy-Materials.aspx

By Order of the Board of Directors

Jeffrey S. Edison
Co-Chairman
Cincinnati, Ohio
April 27, 2012

00079637

QUESTIONS AND ANSWERS

     We are providing you with this proxy statement, which contains information about the items to be voted on at our annual stockholders meeting. To make this information easier to understand, we have presented some of the information in a question-and-answer format.

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2012 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting.

Q:	What is a proxy?

A:	A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing John B. Bessey, Richard J. Smith, and R. Mark Addy, each of whom are our officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. In this case, they will vote FOR all of the director nominees. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. If you do not submit your proxy, they will not vote your shares of common stock. This is why it is important for you to return the proxy card to us as soon as possible whether or not you plan on attending the meeting.

Q:	When is the annual meeting and where will it be held?

A:	The annual meeting will be held on Wednesday, July 11, 2012, at 10 a.m. eastern daylight time at the Core Club, 66 E. 55th Street, New York, New York 10022.

Q:	How many shares of common stock are outstanding?

A:	As of April 13, 2012, there were 4,155,213 shares of our common stock issued and outstanding.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a non-routine proposal because (1) the broker has not received voting instructions on the proposal from the beneficial owner, and (2) the subject matter of the proposal is one upon which such broker is not permitted under New York Stock Exchange (“NYSE”) rules to vote uninstructed shares in its discretion.

Q:	What is a “quorum”?

A:	A quorum consists of the presence in person or by proxy of stockholders holding a majority of the outstanding shares. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. If you submit your proxy, even if you abstain from voting, then you will at least be considered part of the quorum.

Q:	What may I vote on?

A:	You may vote on the election of nominees to serve on the board of directors and on any other proposal to be voted on.

Q:	How does the board of directors recommend I vote on the proposal?

A:	The board of directors recommends a vote FOR each of the nominees for election as a director who are named as such in this proxy statement.

Q:	Who is entitled to vote?

A:	Anyone who owned our common stock at the close of business on April 13, 2012, the record date, is entitled to vote at the annual meeting. However, our sub-advisor, Phillips Edison NTR LLC (“Phillips Edison Sub-advisor”), which owned 21,906 shares of our common stock as of the record date, has agreed to abstain from voting any of its shares in any vote for the election of directors.

Q:	How do I vote?

A:	You can vote in person at the meeting or by proxy. Stockholders may submit their votes by proxy by completing, signing, dating and returning by mail the enclosed proxy card.

If you elect to attend the meeting, you can submit your vote in person, and any previous votes that you submitted by mail will be superseded.

Q:	What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

(1) notifying Richard J. Smith, our Secretary;
(2) attending the meeting and voting in person; or
(3) returning another proxy card dated after your first proxy card, if we receive it before the annual meeting date.

Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting.

Q:	Will my vote make a difference?

A:	Yes. Your vote could affect the composition of our board of directors. Moreover, your vote is needed to ensure that the proposal can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:	What are the voting requirements to elect the board of directors?

A:	Under our charter a majority of the votes present in person or by proxy at the meeting is required for the election of the directors. This means that a director nominee needs to receive more votes for his or her election than against his or her election in order to be elected to the board. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the annual meeting other than the election of directors, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to John B. Bessey, Richard J. Smith, and R. Mark Addy, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	When are the stockholder proposals for the next annual meeting of stockholders due?

A:	Stockholders interested in nominating a person as a director or presenting any other business for consideration at our annual meeting of stockholders in 2013 may do so by following the procedures prescribed in Section 2.12 of our Bylaws and in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). To be eligible for presentation to and action by the stockholders at the 2013 annual meeting and to also be eligible for inclusion in our proxy statement for the 2013 annual meeting, director nominations and other stockholder proposals must be received by Richard J. Smith, our Secretary, no later than December 28, 2012.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all of the costs of soliciting these proxies. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	Is this proxy statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, our directors and employees of Phillips Edison Sub-advisor or its affiliates, as well as third-party proxy service companies we retain, may also solicit proxies in person, via the internet, by telephone or by any other electronic means of communication we deem appropriate. We currently have no arrangements with paid solicitors.

Q:	If I plan to attend the annual meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the annual meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q:	Where can I find more information?

A:	We file annual, quarterly, and current reports; proxy statements; and other information with the SEC. You may read and copy any reports, statements, or other information we file with the SEC on the web site maintained by the SEC at www.sec.gov. Our SEC filings also are available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

CERTAIN INFORMATION ABOUT MANAGEMENT

The Board of Directors

     Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business. We currently have seven directors, all of whom are being nominated for reelection at the annual meeting. We currently have no vacant board positions. Our board of directors held six meetings during 2011. For biographical information regarding our directors, see “Executive Officers and Directors” on page 17.

     Our board has established an Audit Committee and our charter has established a Conflicts Committee consisting of all of our independent directors. Information regarding each of the committees is set forth below.

Director Independence

     Although our shares are not listed for trading on any national securities exchange, a majority of the members of our board of directors, and all of the members of the Audit Committee and our Conflicts Committee are “independent” as defined by the NYSE. The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder, or officer of an organization that has a relationship with us). The board of directors has determined that Leslie T. Chao, Ethan J. Hershman, Ronald K. Kirk, and Paul J. Massey, Jr. each satisfies the bright-line criteria and that neither has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board.

The Audit Committee

     General

     The Audit Committee’s primary function is to assist our board of directors in fulfilling its responsibilities by overseeing our independent auditors and reviewing the financial information to be provided to our stockholders and others, the system of internal control over financial reporting that our management has established, and our audit and financial reporting process. The Audit Committee also is responsible for overseeing our compliance with applicable laws and regulations and for establishing procedures for the ethical conduct of our business. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter adopted by our board of directors in 2010. The Audit Committee Charter is available on our web site at www.phillipsedison-arc.com.

     The members of the Audit Committee are Leslie T. Chao (Chairman), Ethan J. Hershman and Ronald K. Kirk. Each of the members of the Audit Committee is “independent” as defined by the NYSE. The board has determined that Mr. Chao qualifies as the Audit Committee “financial expert” within the meaning of SEC rules. During 2011, the Audit Committee met four times.

     Independent Auditors

     During the year ended December 31, 2011, Deloitte & Touche LLP served as our independent auditor and provided certain domestic and international tax and other services. Deloitte & Touche LLP has served as our independent auditor since our formation. The Audit Committee has engaged Deloitte & Touche LLP as our independent auditor to audit our financial statements for the year ended December 31, 2012. The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interest. Any decision to select new auditors would be disclosed to the stockholders in accordance with applicable securities laws.

     Representatives from Deloitte & Touche LLP are expected to be present at the annual meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions posed by any stockholders.

     Preapproval Policies

     The Audit Committee Charter imposes a duty on the Audit Committee to preapprove all auditing services performed for us by our independent auditors, as well as all permitted nonaudit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditors’ independence. Unless a type of service to be provided by the independent auditors has received “general” preapproval, it will require “specific” preapproval by the Audit Committee. Additionally, any proposed services exceeding “general” pre-approved cost levels will require specific pre-approval by the Audit Committee.

     All requests or applications for services to be provided by the independent auditor which do not require specific preapproval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditors.

     Requests or applications to provide services that require specific preapproval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Principal Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically preapprove all services not covered by the general preapproval guidelines up to an amount not to exceed $75,000 per occurrence. Amounts requiring preapproval in excess of $75,000 per occurrence require specific preapproval by all members of the Audit Committee prior to engagement of our independent auditors. All amounts specifically preapproved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

     All services rendered by Deloitte & Touche LLP for the year ended December 31, 2011 were preapproved in accordance with the policies and procedures described above.

     Principal Auditor Fees

     The Audit Committee reviewed the audit and nonaudit services performed by our principal auditor, as well as the fees charged by the principal auditor for such services. In its review of the nonaudit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of the principal auditor. The aggregate fees billed to us for professional accounting services, including the audit of our annual financial statements by our principal auditor for the years ended December 31, 2011 and 2010, are set forth in the table below.

	2011	2010
Audit fees	$256,000	$122,000
Audit-related fees	68,500	53,500
Tax fees	82,500	15,000
All other fees	–	–
Total fees	$407,000	$190,500

For purposes of the preceding table, the principal auditor’s professional fees are classified as follows:

  Audit fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by the principal auditor in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, including reviews of our financial statements included in the registration statements, as amended, related to our public offerings of common stock. Audit fees are presented for the period to which the audit work relates.

  Audit-related fees – These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

  Tax fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state, and local issues. Services also may include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence. Tax fees are presented for the period in which the services were provided.

  All other fees – These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.

     Report of the Audit Committee

     The Audit Committee reviews the financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. In this context, the Audit Committee reviewed the 2011 audited financial statements with management, including a discussion of the quality and acceptability of our financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with Deloitte & Touche LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received from and discussed with Deloitte & Touche LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s independence from us. In addition, the Audit Committee considered whether Deloitte & Touche LLP’s provision of nonaudit services is compatible with maintaining its independence from us.

     The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

     In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors, and the board approved, the inclusion of the 2011 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

April 19, 2012	The Audit Committee of the Board of Directors:
Leslie T. Chao (Chairman), Ethan J. Hershman,
and Ronald K. Kirk

The Conflicts Committee

     General

     The members of our Conflicts Committee are Paul J. Massey, Jr. (Chairman), Leslie T. Chao, Ethan J. Hershman, and Ronald K. Kirk, all of whom are independent directors. Our charter empowers the Conflicts Committee to act on any matter permitted under Maryland law if the matter at issue is such that the exercise of independent judgment by directors who are affiliates of American Realty Capital II Advisors, LLC (“AR Capital Advisor”) or Phillips Edison Sub-advisor could reasonably be compromised. Among the duties of the Conflicts Committee are the following:

  reviewing and reporting on our policies (see “ – Report of the Conflicts Committee” below);

  approving transactions with affiliates and reporting on their fairness to us (see “ – Report of the Conflicts Committee” below);

  supervising and evaluating the performance and compensation of AR Capital Advisor and Phillips Edison Sub-advisor;

  reviewing our expenses and determining that they are reasonable and within the limits prescribed by our charter;

  approving borrowings in excess of limits set forth in our charter; and

  discharging the board’s responsibilities relating to compensation.

     The primary responsibilities of the Conflicts Committee are enumerated in our charter. The Conflicts Committee does not have a separate committee charter.

Report of the Conflicts Committee

     Review of our Policies

     The Conflicts Committee has reviewed our policies and determined that they are in the best interest of our stockholders. Set forth below is a discussion of the basis for that determination.

     Offering Policy. We are conducting a primary public offering of up to 150 million shares of common stock at $10 per share (with discounts available for certain categories of investors). We are also offering up to 30 million shares of common stock under our dividend reinvestment plan. We believe these offerings are currently in the best interest of our stockholders because they increase the likelihood that we will be able to acquire a diverse portfolio of income-producing assets, thereby reducing risk in our portfolio. For the year ended December 31, 2011, the costs of raising capital in our primary offering and our dividend reinvestment plan represented 20.0% of the capital raised. However, if our offering were to terminate, we would not be required to reimburse any of these costs to the extent they exceed 15.0% of the capital raised in our offering.

     Acquisition and Investment Policies. We intend to acquire and manage a diverse portfolio of real estate properties and real estate-related loans and securities. We plan to diversify our portfolio by geographic region, tenant mix, investment size and investment risk with the goal of attaining a portfolio that preserves and protects investor capital contributions, provides stable cash distributions and realizes growth in the value of assets upon the sale of such assets. We intend to allocate approximately 90.0% of our portfolio to investments in grocery-anchored neighborhood and community shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States and typically cost less than $20.0 million per property. We intend to allocate approximately 10.0% of our portfolio to other real estate properties, real estate-related loans and securities and the equity securities of other REITs and real estate companies, assuming we sell the maximum offering amount. Although these percentages represent our target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment opportunity because it does not precisely fit our expected portfolio composition. We believe that there are sufficient acquisition opportunities that meet this investment focus. Affiliates of Phillips Edison Sub-advisor have extensive expertise with these types of real estate investments.

     Borrowing Policies. Our borrowing strategy is to utilize primarily secured and possibly unsecured debt to finance our investment portfolio; however, given the current debt market environment, we may elect to forego the use of debt on some or all of our future real estate acquisitions. We may elect to secure financing subsequent to the acquisition date on future real estate properties and initially acquire investments without debt financing. Once we have fully invested the proceeds of our ongoing public offering, we expect our debt financing to be between 50% and 65% of the cost of our tangible assets (before deducting depreciation or other noncash reserves). Our charter limits our borrowings to 300% of our net assets; however, we may exceed that limit if the majority of the Conflicts Committee approves each borrowing in excess of our charter limitation and we disclose such borrowings to our stockholders in our next quarterly report with an explanation from the Conflicts Committee of the justification for the excess borrowing. To the extent financing in excess of this limit is available at attractive terms or is deemed to be temporary in nature, the Conflicts Committee may approve debt in excess of this limit. From time to time, our debt financing may be below 50% of the cost of all of our tangible assets due to the lack of availability of debt financing or due to temporarily having excess liquidity or cash on hand. As of December 31, 2011, our borrowings, net of cash, were approximately 51.7% of the cost of our real estate assets. We believe the current borrowing policies are in the best interests of our stockholders because they provide us with an appropriate level of flexibility to purchase assets promptly and begin generating returns quickly, while limiting risk to stockholder capital associated with excessive leverage.

     Disposition Policies. We intend to hold our properties for an extended period, typically four to seven years, which we believe is the optimal period to enable us to capitalize on the potential for increased income and capital appreciation. The period that we will hold our investments in real estate-related assets will vary depending on the type of asset, interest rates and other factors. AR Capital Advisor or Phillips Edison Sub-advisor will develop a well-defined exit strategy for each investment we make, initially at the time of acquisition as part of the original business plan for the asset, and thereafter by periodically reviewing each asset to determine the optimal time to sell the asset and generate a strong return. The determination of when a particular investment should be sold or otherwise disposed of will be made after considering relevant factors, including prevailing and projected economic conditions, whether the value of the asset is anticipated to decline substantially, whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives, whether disposition of the asset would allow us to increase cash flow, and whether the sale of the asset would constitute a prohibited transaction under the Internal Revenue Code or otherwise impact our status as a REIT. Our disposition policy provides us with the flexibility to time and structure property sales in a manner that optimizes our investment return. For this reason, we believe the current disposition policy is in the best interests of our stockholders.

     Policy Regarding Working Capital Reserves. We may from time to time temporarily set aside offering proceeds, rather than pay down debt or acquire properties, in order to provide financial flexibility or in the event that suitable acquisitions are not available. While temporarily setting aside funds will decrease the amount available to invest in real estate in the short term and, hence, may temporarily decrease future net income, we believe that it may be prudent under certain economic conditions to have these funds available, in addition to funds available from operations and borrowings.

     Policies Regarding Operating Expenses. We have the responsibility of limiting total operating expenses to no more than the greater of 2% of our average invested assets or 25% of our net income, as these terms are defined by our charter, unless the Conflicts Committee has determined that such excess expenses were justified based on unusual and non-recurring factors. For the four consecutive quarters ended December 31, 2011, total operating expenses represented 1.87% of average invested assets. For the four consecutive quarters ended December 31, 2011, we had a net loss of approximately $2.5 million.

     Liquidation or Listing Policy. We believe it is in the best interest of our stockholders not to list our shares of common stock on a national exchange at this time. First, we are in the fundraising and acquisition stage of our life cycle, and remaining unlisted improves our ability to continue to raise new equity and purchase additional investments so that our portfolio can achieve greater size and diversification. Second, we believe it is more cost effective to remain unlisted and utilize AR Capital Advisor and Phillips Edison Sub-advisor as our external advisor and sub-advisor, respectively, at the present time than it would be to internalize all of the resources necessary to operate a listed company. Third, our shares are offered as a long-term investment. We believe that the ability to provide our stockholders with liquidity in the near-term is outweighed by the long-term benefits of completing the current offering and allowing the portfolio to mature.

     Our Policy Regarding Transactions with Related Persons

     Our charter requires our Conflicts Committee to review and approve all transactions involving our affiliates and us. Prior to entering into a transaction with an affiliate that is not covered by the advisory agreement with AR Capital Advisor, a majority of the Conflicts Committee must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Ethics lists examples of types of transactions with affiliates that would create prohibited conflicts of interest. Under the Code of Ethics, our officers and directors are required to bring potential conflicts of interest to the attention of the Chairman of our Audit Committee promptly. The Conflicts Committee has reviewed the material transactions between our affiliates and us since the beginning of 2011, as well as any such currently proposed transactions. Set forth below is a description of such transactions and the Conflicts Committee’s report on their fairness.

     Certain Transactions with Related Persons

     AR Capital Advisor is wholly owned by our American Realty Capital sponsor and one of our directors, Mr. Kahane, is the President, Chief Operating Officer, and Treasurer of AR Capital Advisor. Phillips Edison Sub-advisor is wholly owned by our Phillips Edison sponsor. Additionally, certain of our directors and officers, Messrs. Edison, Phillips, Bessey, Addy, and Smith, serve as the executive officers of Phillips Edison Sub-advisor. Our property manager, Phillips Edison & Company, Ltd. (“Phillips Edison Property Manager”), is wholly owned by our Phillips Edison sponsor, and Messrs. Edison, Phillips and Smith hold key positions at Phillips Edison Property Manager. Our dealer manager, Realty Capital Securities, LLC (the “Dealer Manager”), is indirectly wholly owned by our American Realty Capital sponsor.

     Our Relationship with AR Capital Advisor and Phillips Edison Sub-advisor

     Pursuant to our advisory agreement, AR Capital Advisor is entitled to specified fees for certain services, including managing our day-to-day activities and implementing our investment strategy. AR Capital Advisor has entered into a sub-advisory agreement with Phillips Edison Sub-advisor, which manages our day-to-day affairs and our portfolio of real estate investments, subject to the board’s supervision and certain major decisions requiring the consent of both AR Capital Advisor and Phillips Edison Sub-advisor. The expenses to be reimbursed to AR Capital Advisor and Phillips Edison Sub-advisor will be reimbursed in proportion to the amount of expenses incurred on our behalf by our AR Capital Advisor and Phillips Edison Sub-advisor, respectively.

     Under the terms of the advisory agreement, we are to reimburse on a monthly basis AR Capital Advisor, Phillips Edison Sub-advisor or their respective affiliates for cumulative organization and offering costs and future organization and offering costs they may incur on our behalf, but only to the extent that the reimbursement would not exceed 1.5% of gross offering proceeds over the life of our initial public offering. As of December 31, 2011, AR Capital Advisor, Phillips Edison Sub-advisor or their affiliates have paid approximately $7.1 million of organization and offering costs. None of this amount has been reimbursed. We anticipate that these costs will not exceed the limitation upon completion of our initial public offering.

     We pay AR Capital Advisor an acquisition fee related to services provided in connection with the selection and purchase or origination of real estate and real estate-related investments. The acquisition fee is equal to 1.0% of the cost of investments acquired or originated by us, including acquisition or origination expenses and any debt attributable to such investments. We incurred acquisition fees payable to AR Capital Advisor, Phillips Edison Sub-advisor and their affiliates of approximately $356,000 as of December 31, 2011.

     We pay AR Capital Advisor an asset management fee for the asset management services it provides pursuant to the advisory agreement. The asset management fee, payable monthly in arrears (based on assets we held during the previous month), is equal to 0.08333% of the sum of the cost of all real estate and real estate-related investments we own and of our investments in joint ventures, including certain expenses and any debt attributable to such investments. However, AR Capital Advisor reimburses all or a portion of the asset management fee for any applicable period to the extent that, as of the date of the payment, our modified funds from operations (as defined in accordance with the then-current practice guidelines issued by the Investment Program Association with an additional adjustment to add back capital contribution amounts received from Phillips Edison Sub-advisor or an affiliate thereof (without any corresponding issuance of equity to Phillips Edison Sub-advisor or its affiliate)) during the quarter were not at least equal to our declared distributions during the quarter, provided that the distribution rate during such quarter was no more than $0.65 per share on an annualized basis. However, we cannot avoid payment of an asset management fee by raising our distribution rate beyond $0.65 per share on an annualized basis. We incurred total asset management fees of $347,000 for the year ended December 31, 2011. However, $284,000 of these fees was waived by AR Capital Advisor and Phillips Edison Sub-advisor.

     We pay AR Capital Advisor or Phillips Edison Sub-advisor a financing fee equal to a total of 0.75% of all amounts made available under any loan or line of credit. We incurred financing fees payable to AR Capital Advisor, Phillips Edison Sub-advisor and their affiliates of approximately $180,000 as of December 31, 2011.

     The Conflicts Committee considers our relationship with AR Capital Advisor and Phillips Edison Sub-advisor during 2011 to be fair. The Conflicts Committee believes that the amounts payable to AR Capital Advisor and Phillips Edison Sub-advisor under the advisory agreement are similar to those paid by other publicly offered, unlisted, externally advised REITs and that this compensation is necessary in order for AR Capital Advisor and Phillips Edison Sub-advisor to provide the desired level of services to us and our stockholders.

     Phillips Edison Sub-advisor has agreed to purchase on a monthly basis sufficient shares sold in our initial public offering such that the total shares owned by Phillips Edison Sub-advisor is equal to at least 0.10% of our outstanding shares (ignoring shares issued after the commencement of, and outside of, our offering) at the end of each immediately preceding month. Phillips Edison Sub-advisor purchases shares at a purchase price of $9.00 per share, reflecting no dealer manager fee or selling commissions being paid on such shares. Phillips Edison Sub-advisor may not sell any of these shares while serving as our sub-advisor. As of December 31, 2011, Phillips Edison Sub-advisor owned 21,412 shares of our common stock, or approximately 0.81% of our common stock that had been issued.

     The Conflicts Committee considers the purchase of additional shares of our common stock by Phillips Edison Sub-advisor to be fair. The Conflicts Committee believes that the per share amount paid by Phillips Edison Sub-advisor for the shares of common stock is consistent with the per share amount paid by other unaffiliated purchasers of our common stock because the amount does not include dealer manager fees or selling commissions.

     Our Relationship with the Property Manager

     All of our real properties may be managed and leased by Phillips Edison Property Manager. Phillips Edison Property Manager manages real properties acquired by the Phillips Edison affiliates or other third parties.

     We pay to the Phillips Edison Property Manager monthly property management fees equal to 4.5% of the annualized gross revenues of the properties managed by Phillips Edison Property Manager. In the event that we contract directly with a non-affiliated third-party property manager in respect of a property, we pay Phillips Edison Property Manager a monthly oversight fee equal to 1.0% of the annualized gross revenues of the property managed. In addition to the property management fee or oversight fee, if Phillips Edison Property Manager provides leasing services with respect to a property, we pay the property manager leasing fees in an amount equal to the usual and customary leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable property. We reimburse the costs and expenses incurred by Phillips Edison Property Manager on our behalf, including legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties, as well as fees and expenses of third-party accountants.

     If we engage Phillips Edison Property Manager to provide construction management services with respect to a particular property, we will pay a construction management fee in an amount that is usual and customary for comparable services rendered to similar projects in the geographic market of the property.

     Phillips Edison Property Manager hires, directs and establishes policies for employees who have direct responsibility for the operations of each real property it manages, which may include, but is not limited, to on-site managers and building and maintenance personnel. Certain employees of Phillips Edison Property Manager may be employed on a part-time basis and may also be employed by Phillips Edison Sub-advisor or certain of its affiliates. Phillips Edison Property Manager also directs the purchase of equipment and supplies and will supervise all maintenance activity.

     We incurred property management fees due to Phillips Edison Property Manager of $157,000 for the year ended December 31, 2011.

     The Conflicts Committee believes that this arrangement with Phillips Edison Property Manager is fair and reasonable and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

     Our Relationship with the Dealer Manager

     The Dealer Manager provides certain sales, promotional and marketing services in connection with the distribution of the shares of common stock offered. The Dealer Manager is generally paid a sales commission equal to 7.0% of the gross proceeds from the sale of shares of the common stock sold in our primary offering and a dealer manager fee equal to 3.0% of the gross proceeds from the sale of shares of the common stock sold in our primary offering.

     Dealer manager fees incurred during the year ended December 31, 2011 were $350,000, of which $76,000 was re-allowed to participating broker-dealers. Selling commissions incurred during the year ended December 31, 2011 were $1,014,000, all of which were re-allowed to participating broker-dealers.

     The Conflicts Committee believes that this arrangement with the Dealer Manager is fair. The compensation payable to the Dealer Manager reflects our belief that such selling commissions and dealer manager fees will maximize the likelihood that we will be able to achieve our goal of acquiring a large, diversified portfolio of real estate and real estate-related investments.

     Currently Proposed Transactions. There are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.

     The Conflicts Committee has determined that the policies set forth in this Report of the Conflicts Committee are in the best interests of our stockholders because they provide us with the highest likelihood of achieving our investment objectives.

April 19, 2012	The Conflicts Committee of the Board of Directors:
Paul J. Massey, Jr. (Chairman), Leslie T. Chao, Ethan J.
Hershman, and Ronald K. Kirk

Nomination of Directors

     General

     We do not have a standing nominating committee. However, our Conflicts Committee, which is composed of all of our independent directors, is responsible for identifying and nominating replacements for vacancies among our independent director positions. Our board believes that the primary reason for creating a standing nominating committee is to ensure that candidates for independent director positions can be identified and their qualifications assessed under a process free from conflicts of interest with us. Because nominations for vacancies in independent director positions are handled exclusively by a committee composed only of independent directors, our board of directors has determined that the creation of a standing nominating committee is not necessary. Nominations for replacements for vacancies among non-independent director positions are considered and made by the full board. We do not have a charter that governs the director nomination process.

     Board Membership Criteria

     The board of directors annually reviews the appropriate experience, skills, and characteristics required of board members in the context of the then-current membership of the board. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment, and skills such as an understanding of commercial real estate, capital markets, the securities brokerage industry, commercial banking, insurance, business leadership, accounting and financial management. No one person is likely to possess deep experience in all of these areas. Therefore, the board of directors has sought a diverse board of directors whose members collectively possess these skills and experiences. Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community. Moreover, as required by our charter, at least one of our independent directors must have at least three years of relevant real estate experience, and each director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage. As detailed in the director biographies below, the board of directors believes that the slate of directors recommended for election at the annual meeting possess these diverse skills and experiences.

     Selection of Directors

     The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. Pursuant to our charter, however, the independent directors, through the Conflicts Committee, must nominate replacements for any vacancies among the independent director positions. All director nominees then stand for election by the stockholders annually.

     In order to be considered by the board or the Conflicts Committee, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Stockholder Proposals” below. In evaluating the persons recommended as potential directors, the board and the Conflicts Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the board and the Conflicts Committee determine are relevant. Stockholders may directly nominate potential directors (without the recommendation of the board or the Conflicts Committee) by satisfying the procedural requirements for such nomination as provided in Article II, Section 2.12, of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by calling us at 1-800-875-6585.

Oversight of Executive Officer and Director Compensation

     We do not have a standing compensation committee as we have no paid employees and our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of Phillips Edison Sub-advisor and its affiliates and are compensated by these entities, in part, for their services to us. Thus, we do not expect our board of directors to be required to act upon matters of executive compensation. Our Conflicts Committee, which is composed of all of our independent directors, is, however, expected to act upon the continuation, renewal or enforcement of the advisory agreement with AR Capital Advisor pursuant to which AR Capital Advisor and Phillips Edison Sub-advisor receive fees and reimbursement of expenses from which Phillips Edison Sub-advisor compensates our executive officers. Our Conflicts Committee is also responsible for discharging the board’s responsibilities relating to the compensation of our directors and would be expected to act upon matters of executive compensation as necessary.

Stockholder Communications with the Board of Directors

     We have established several means for stockholders to communicate concerns to the board of directors. If the concern relates to our financial statements, accounting practices, or internal controls, stockholders should submit the concern in writing to Leslie T. Chao, the Chairman of our Audit Committee, in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, stockholders should submit the concern in writing to Paul J. Massey, Jr., the Chairman of our Conflicts Committee, in care of our Secretary at our headquarters address. If uncertain as to which category a concern relates, a stockholder may communicate the concern to any one of the independent directors in care of our Secretary.

     Stockholders also may communicate concerns with our directors at our annual meeting. We expect all of our directors to be present at our 2012 annual meeting. All of our directors were present, in person or via telephone, at our 2011 annual meeting.

Board Leadership Structure and Role in Risk Oversight

     President and Board Chair Positions

     Mr. Edison serves as both our Chief Executive Officer and as co-chairman of our board of directors. As Chief Executive Officer, Mr. Edison manages our business under the direction of the board of directors and implements our policies as determined by the board of directors. As co-chairman of the board, Mr. Edison, along with Mr. Phillips, presides over board and stockholder meetings, represents our company at public events and oversees the setting of the agenda for those meetings and the dissemination of information about our company to the board of directors. Our board of directors believes that it is appropriate for our company that one person serve in both capacities. Mr. Edison, along with Mr. Phillips, founded our company and devotes substantially all of his time to its management. With his greater knowledge of our company’s day-to-day operations, our board of directors believes that Mr. Edison is in the best position to oversee the setting of the agenda for the meetings of the board of directors and the dissemination of information about our company to the board of directors. Our board of directors believes that our stockholders want Mr. Edison to preside over stockholder meetings and that his representation of our company at public events is good for our company’s growth.

     Some commentators regarding board leadership advocate separating the role of board chair and Chief Executive Officer, maintaining that such separation creates a system of checks and balances to prevent one person from having too much power. Our board of directors believes that this issue is less of a concern for our company than many others. Our board of directors has four independent directors out of a seven-member board. Those four directors constitute the Conflicts Committee, which has the maximum power delegable to a board committee under Maryland law with respect to any matter involving a conflict of interest. As an externally advised company, many matters raise conflicts of interest. As a result, our Conflicts Committee largely directs the management of our company. Given the power and dominance of the Conflicts Committee, our board of directors has few concerns regarding concentration of power and believes it is in our best interest that Mr. Edison serve as both Chief Executive Officer and co-chairman of the board.

     Risk Oversight

     Our executive officers and Phillips Edison Sub-advisor are responsible for the day-to-day management of risks faced by the company, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. No less than quarterly, our entire board reviews information regarding the company’s liquidity, credit, operations, and regulatory compliance, as well as the risks associated with each. In addition, each year our board reviews variances between our current portfolio business plan and our original underwriting analysis and discusses risks related to the portfolio. The Audit Committee oversees risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The Conflicts Committee manages risks associated with the independence of the board of directors and potential conflicts of interest involving AR Capital Advisor, Phillips Edison Sub-advisor and their affiliates. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks as well as through regular reports directly from the executive officers responsible for oversight of particular risks within the company.

Executive Officers and Directors

     We have provided below certain information about our executive officers and directors. All of our directors have terms expiring on the date of the 2012 annual meeting, and all of our directors are being nominated to be re-elected to serve until the 2013 annual meeting and until their successors are elected and qualified.

			Year First
			Became a
Name	Position(s)	Age	Director
Jeffrey S. Edison	Co-Chairman of the Board and Chief Executive Officer	51	2009
Michael C. Phillips	Co-Chairman of the Board	57	2009
John B. Bessey	President	54	N/A
R. Mark Addy	Chief Operating Officer	50	N/A
Richard J. Smith	Chief Financial Officer, Treasurer and Secretary	61	N/A
William M. Kahane	Director	64	2009
Leslie T. Chao	Director	55	2010
Ethan J. Hershman	Director	49	2010
Ronald K. Kirk	Director	67	2010
Paul J. Massey, Jr.	Director	52	2010

     Jeffrey S. Edison – Mr. Edison has been a Co-Chairman of our board of directors and our Chief Executive Officer since December 2009. Mr. Edison, together with Mr. Phillips, founded Phillips Edison in 1991 and has served as a principal of Phillips Edison since 1995. From 1991 to 1995, Mr. Edison was employed by Nations Bank’s South Charles Realty Corporation, serving as a Senior Vice President from 1993 until 1995 and as a Vice President from 1991 until 1993. Mr. Edison was employed by Morgan Stanley Realty Incorporated from 1987 until 1990 and The Taubman Company from 1984 until 1987. Mr. Edison received his bachelor’s degree in mathematics and economics from Colgate University in 1982 and a masters in business administration from Harvard Business School in 1984.

     Among the most important factors that led to the board of directors’ recommendation that Mr. Edison serve as our director are Mr. Edison’s leadership skills, integrity, judgment, knowledge of our company and Phillips Edison Sub-advisor and his commercial real estate expertise.

     Michael C. Phillips – Mr. Phillips has been a co-chairman of our board of directors since December 2009. Mr. Phillips has served as a principal of Phillips Edison since 1991. Prior to forming Phillips Edison, Mr. Phillips was employed by Biggs Hypershoppes, Inc. as Vice President from 1989 until 1990, by May Centers as Senior Development Director from 1988 until 1989, and by The Taubman Company as Development Director from 1986 until 1988 and as a leasing agent from 1984 until 1986. Mr. Phillips received his bachelor’s degree in political science in 1977 from the University of Southern California.

     Among the most important factors that led to the board of directors’ recommendation that Mr. Phillips serve as our director are Mr. Phillips’ leadership skills, integrity, judgment, knowledge of our company and Phillips Edison Sub-advisor and his commercial real estate expertise.

     John B. Bessey – Mr. Bessey has been our President since December 2009. Mr. Bessey has served as Chief Investment Officer for Phillips Edison since 2005. During that time he has managed the placement of over $1.2 billion in 140 individual shopping centers comprising over 14,000,000 square feet. Prior to that, he served Phillips Edison as Vice President of Development from May 1999, starting the ground up development program for the company. During that time he completed over 25 projects, which included Walgreens, Target, Kroger, Winn Dixie, Safeway and Wal-Mart. Prior to joining Phillips Edison, Mr. Bessey was employed by Kimco Realty Corporation as a Director of Leasing from 1995, by Koll Management Services as Director of Retail Leasing and Development from 1991 and by Tipton Associates as Leasing Manager from 1988. Prior to entering retail real estate in 1988, Mr. Bessey worked in the hospitality industry as a Convention Sales Director for the Cincinnati Convention and Visitors Bureau and for Hyatt Hotels in a number of sales management positions in Minneapolis and Cincinnati. Mr. Bessey received his Bachelor’s Degree in Hotel and Restaurant Management from the University of Wisconsin – Stout in 1981.

     R. Mark Addy – Mr. Addy has been our Chief Operating Officer since October 2010. Mr. Addy has also served as the President of our sub-advisor since December 2009. Mr. Addy has served as Chief Operating Officer for Phillips Edison since 2004. He served Phillips Edison as Senior Vice President from 2002 until 2004, when he became Chief Operating Officer. Prior to joining Phillips Edison, Mr. Addy practiced law with Santen & Hughes in the areas of commercial real estate, financing and leasing, mergers and acquisitions and general corporate law from 1987 until 2002. Mr. Addy served as President of Santen & Hughes from 1996 through 2002. While at Santen & Hughes, he represented Phillips Edison from 1991 to 2002. Mr. Addy received his bachelor’s degree in environmental science and chemistry from Bowling Green State University in 1984 and his law degree from the University of Toledo in 1987.

     Richard J. Smith – Mr. Smith has served as our Chief Financial Officer, as well as Chief Financial Officer for Phillips Edison, since February 2010. From May 1996 to November 2009, Mr. Smith served as Chief Financial Officer for Ramco-Gershenson Properties Trust, a publicly traded REIT that primarily owns, develops, acquires, manages and leases community shopping centers. Prior to that, Mr. Smith was Vice President of Financial Services of the Hahn Company from January 1996 to May 1996, and served as Chief Financial Officer and Treasurer of Glimcher Realty Trust, an owner, developer and manager of community shopping centers and regional and super regional malls, from 1993 to 1996. From 1978 to 1988, Mr. Smith served as Controller and Director of Financial Services of The Taubman Company, an owner, developer and manager of regional malls. Mr. Smith began his career as a Certified Public Accountant in the Detroit office of Coopers and Lybrand from 1972 to 1978. Mr. Smith’s professional affiliations include the American Institute of Certified Public Accountants, the Michigan Association of Certified Public Accountants, and the International Council of Shopping Centers.

     William M. Kahane – Mr. Kahane has served as one of our directors since December 2009. He has also served as a director of American Realty Capital New York Recovery REIT, Inc. (“NYRR”) since its formation in October 2009 and also served as president and treasurer of NYRR since its formation in October 2009 until March 2012. He has been active in the structuring and financial management of commercial real estate investments for over 35 years. Mr. Kahane has served as an executive officer and director of American Realty Capital Healthcare Trust (“ARCT”), the ARCT advisor and the ARCT property manager from their formation in August 2007. Mr. Kahane currently serves as a director of American Realty Capital – Retail Centers of America, Inc. (“ARC RCA”) and the ARC RCA advisor since their formation in July 2010 and May 2010, respectively and also served as an executive officer of ARC RCA and the ARC RCA advisor until March 2012. Mr. Kahane currently serves as a director of American Realty Capital Healthcare Trust, Inc. (“ARC HT”), the ARC HT advisor and the ARC HT property manager since their formation in August 2010 and also served as an executive officer of ARC HT, the ARC HT advisor and the ARC HT property manager until March 2012. Mr. Kahane served as an executive officer of ARCT III, the ARCT III advisor, and the ARCT III property manager from their formation in October 2010 until April 2012. Mr. Kahane served as an executive officer and director of American Realty Capital Daily Net Asset Value Trust, Inc. (“ARC DNAV”), the ARC DNAV advisor and the ARC DNAV property manager since their formation in September 2010 until March 2012. Mr. Kahane served as an executive officer and director of American Realty Capital Properties, Inc. (“ARCP”) and the ARCP advisor since their formation in December 2010 and November 2010, respectively, until March 2012. Mr. Kahane also has been the interested director of Business Development Corporation of America since its formation in May 2010 and, until March 2012, was chief operating officer. Mr. Kahane has served as a member of the investment committee of Aetos Capital Asia Advisors, a $3 billion series of opportunistic funds focusing on assets primarily in Japan and China, since 2008. Mr. Kahane began his career as a real estate lawyer practicing in the public and private sectors from 1974 to 1979. From 1981 to 1992, Mr. Kahane worked at Morgan Stanley & Co., specializing in real estate, becoming a managing director in 1989. In 1992, Mr. Kahane left Morgan Stanley to establish a real estate advisory and asset sales business known as Milestone Partners which continues to operate and of which Mr. Kahane is currently the chairman. Mr. Kahane worked very closely with Nicholas Schorsch while a trustee at AFRT (April 2003 to August 2006), during which time Mr. Kahane served as chairman of the finance committee of AFRT’s board of trustees. Mr. Kahane has been a managing director of GF Capital Management & Advisors LLC, a New York-based merchant banking firm, where he has directed the firm’s real estate investments since 2001. GF Capital offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a leading multi-client family office and portfolio management services company with approximately $5 billion of assets under management. Mr. Kahane also was on the board of directors of Catellus Development Corp., a NYSE growth-oriented real estate development company, where he served as chairman. Mr. Kahane received a B.A. from Occidental College, a J.D. from the University of California, Los Angeles Law School and an MBA from Stanford University’s Graduate School of Business.

     Among the most important factors that led to the board of directors’ recommendation that Mr. Kahane serve as our director are Mr. Kahane’s leadership skills, integrity, judgment, knowledge of our company and AR Capital Advisor, commercial real estate expertise, knowledge of the retail securities brokerage industry, and public company director experience.

     Leslie T. Chao – Mr. Chao has been one of our directors since July 2010. Mr. Chao retired as Chief Executive Officer of Chelsea Property Group, a subsidiary of Simon Property Group, Inc. (NYSE: SPG), in 2008. Previously he served in various senior capacities at Chelsea, including President and Chief Financial Officer, from 1987 through its initial public offering in 1993 (NYSE: CPG) and acquisition by Simon in 2004. Chelsea is the world’s largest developer, owner and manager of premium outlet centers, with properties in the United States, Japan, Korea and Mexico. Prior to Chelsea, Mr. Chao was a Vice President in the treasury group of Manufacturers Hanover Corporation (a New York bank holding company now part of JPMorgan Chase & Co.), where he was employed from 1978 to 1987. Since January 2009, he has served as a non-executive director of Value Retail PLC, a leading developer of outlet centers in Europe, and from November 2005 to October 2008 he served as an independent non-executive director of The Link REIT, the first and largest public REIT in Hong Kong. He received an AB from Dartmouth College in 1978 and an MBA from Columbia Business School in 1986.

     Among the most important factors that led to the board of directors’ recommendation that Mr. Chao serve as our director are Mr. Chao’s integrity, judgment, leadership skills, extensive domestic and international commercial real estate expertise, accounting and financial management expertise, public company director experience, and independence from management and our sponsor and their affiliates.

     Ethan J. Hershman – Mr. Hershman has been one of our directors since July 2010. Mr. Hershman is CEO and Co-Chairman of Canusa Hershman Recycling LLC, formed in 2002 through the merger of Canusa Corporation’s fiber division and Hershman Recycling Company, Inc. He played a managing role in the merger of the two companies resulting in an increase in sales of $40.0 million from $75.0 million in 2003 to $115.0 million in 2007. From 1986 to 2002, he served as President and CEO of Hershman Recycling Inc., directly managing all brokerage recycling offices throughout the United States and maintaining responsibility for business development, investments and contractual arrangements. Throughout his career, Mr. Hershman has co-founded a number of successful companies including: Newport CH International LLC, an international trading company focused on the purchasing and direct export sale of wastepaper for the recycling industry, with annual sales over $350.0 million; Evergreen Fibers, Inc, a marketer of containerboard, with annual sales over $100.0 million; and Alpco Waste Systems Inc., a commercial and residential trash hauling and recycling company, sold to Republic Services (NYSE: RSG) in 1998.

     Among the most important factors that led to the board of directors’ recommendation that Mr. Hershman serve as our director are Mr. Hershman’s integrity, judgment, leadership, commercial business experience and independence from management and our sponsors and their affiliates.

     Ronald K. Kirk – Mr. Kirk has been one of our directors since July 2010. Mr. Kirk has been President and CEO of Kirk Horse Insurance, LLC (KHI) of Lexington, Kentucky since 1981. KHI is Managing Underwriter for horse insurance for North American Specialty Insurance Company (NAS). NAS is a wholly owned subsidiary of Swiss Reinsurance-America. Mr. Kirk is also Chairman and President of Pivotal Insurance Company, Ltd of Hamilton, Bermuda. Mr. Kirk was formerly the Chairman of the Board of Trustees of the national Thoroughbred Owners and Breeders Association. He received an MBA from Harvard Business School in 1968, with a concentration in Finance.

     Among the most important factors that led to the board of directors’ recommendation that Mr. Kirk serve as our director are Mr. Kirk’s integrity, judgment, leadership, insurance industry expertise and independence from management and our sponsors and their affiliates.

     Paul J. Massey, Jr. – Mr. Massey has been one of our directors since July 2010. Mr. Massey began his career in 1983 at Coldwell Banker Commercial Real Estate Services in Midtown Manhattan, first as the head of the market research department, and next as an investment sales broker. Together with partner Robert A. Knakal, whom he met at Coldwell Banker, he then founded what has become New York City’s largest investment property sales brokerage firm. With 150 sales professionals serving more than 200,000 property owners, Massey Knakal Realty Services is ranked New York City’s #1 property sales company in transaction volume by the CoStar Group, a national, independent real estate analytics provider. With more than $2 billion in annual sales, Massey Knakal also ranks as one of the nation’s largest privately owned real estate brokerage firms. Firm services include brokerage, consulting and investment analysis, professional arbitration and valuation. In 2007, Mr. Massey was the recipient of the Real Estate Board of New York’s (“REBNY”) prestigious Louis B. Smadbeck Broker Recognition Award. Mr. Massey also serves as Chairman for REBNY’s Ethics and Business Practice Subcommittee, is a director on the Commercial Board of Directors of REBNY, is an active member of the Board of Trustees for the Lower East Side Tenement Museum and serves as a chair or member of numerous other committees. Mr. Massey graduated from Colgate University with a Bachelor of Arts degree in economics.

     Among the most important factors that led to the board of directors’ recommendation that Mr. Massey serve as our director are Mr. Massey’s integrity, judgment, leadership skills, extensive commercial real estate expertise, familiarity with our company and independence from management and our sponsors and their affiliates.

Compensation of Executive Officers

     Our executive officers do not receive compensation directly from us for services rendered to us. Our executive officers are also officers of Phillips Edison Sub-advisor and its affiliates and are compensated by these entities, in part, for their services to us. Under the terms of the advisory agreement and sub-advisory agreement, Phillips Edison Sub-advisor, on behalf of AR Capital Advisor, is responsible for providing our day-to-day management, subject to the authority of our board of directors. See “Report of the Conflicts Committee” for a discussion of the fees paid and expenses reimbursed to AR Capital Advisor, Phillips Edison Sub-advisor and their affiliates in connection with managing our operations. Included in the organization and offering costs for which we reimburse AR Capital Advisor and Phillips Edison Sub-advisor up to 2.0% of gross offering proceeds as of the date of reimbursement, are expenses related to the portion of our executive officers’ salaries allocated to providing services to us related to our offering.

     When reimbursing AR Capital Advisor and Phillips Edison Sub-advisor for organization and offering expenses, subject to the above-described limitation, we first reimburse all costs incurred to third-parties to date; once all third-party costs have been reimbursed, we then reimburse AR Capital Advisor and Phillips Edison Sub-advisor for personnel expenses, including expenses related to our allocable portion of the salaries of our executive officers incurred to date. During the year ended 2011, we did not reimburse AR Capital Advisor and Phillips Edison Sub-advisor for organization and offering costs incurred on our behalf. Therefore, we did not reimburse AR Capital Advisor and Phillips Edison Sub-advisor for any portion of the salaries of our executive officers.

Compensation of Directors

     We have provided below certain information regarding compensation paid to or earned by our directors during the 2011 fiscal year.

	Fees Earned or
Name	Paid in Cash ($)	Total ($)
Jeffrey S. Edison (1)	—	—
Michael C. Phillips (1)	—	—
William M. Kahane (1)	—	—
Leslie T. Chao	$42,000	$42,000
Ethan J. Hershman	$36,000	$36,000
Ronald K. Kirk	$37,000	$37,000
Paul J. Massey, Jr.	$39,000	$39,000
____________________

(1)	Directors who are not independent of us do not receive compensation for services rendered as a director.

     Cash Compensation

     We pay each of our independent directors:

  an annual retainer of $30,000;

  $1,000 per each board meeting attended in person or by telephone;

  $1,000 per each committee meeting attended in person or by telephone;

  an annual retainer of $5,000 for the chair of the Audit Committee; and

  an annual retainer of $3,000 for the chair of the Conflicts Committee.

     In addition, we have reserved 200,000 shares of common stock for future issuance pursuant to awards granted under the Amended and Restated 2010 Independent Director Stock Plan (described below). All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

     2010 Long-Term Incentive Plan

     We have adopted the 2010 Long-Term Incentive Plan, which we refer to as the Incentive Plan. The Incentive Plan is intended to attract and retain officers and advisors and consultants (including key employees thereof) considered essential to our long-range success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. Although we do not currently intend to hire any employees, any employees we may hire in the future would also be eligible to participate in the Incentive Plan. The Incentive Plan may be administered by a committee appointed by the board of directors, which we refer to as the plan committee, or by the board of directors if no committee is appointed. The Incentive Plan authorizes the granting of awards to participants in the following forms:

  options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Internal Revenue Code;

  stock appreciation rights, or SARs, which give the holder the right to receive the difference between the fair market value per share of common stock on the date of exercise over the SAR grant price;

  performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

  restricted stock, which is subject to restrictions on transferability and other restrictions set by the plan committee;

  restricted stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, in the future, which right is subject to certain restrictions and to risk of forfeiture;

  deferred stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, at a future time;

  distributions equivalents, which entitle the participant to payments equal to any distributions paid on the shares of stock underlying an award; and

  other stock-based awards at the discretion of the plan committee, including unrestricted stock grants.

     All awards must be evidenced by a written agreement with the participant, which will include the provisions specified by the plan committee. We may not issue options or warrants to purchase our capital stock to our advisor, our officers or any of their affiliates, except on the same terms as such options or warrants are sold to the general public. We may not issue options or warrants at exercise prices less than the fair market value of the underlying securities on the date of grant or for consideration (which may include services) that in the judgment of the plan committee has a market value less than the value of such option or warrant on the date of grant. Any options, warrants or other stock awards we issue to AR Capital Advisor, Phillips Edison Sub-advisor, our directors or officers or any of their affiliates, whether under this plan or under the Amended and Restated 2010 Independent Director Stock Plan (discussed below), shall not exceed an amount equal to 5% of our outstanding capital stock on the date of grant.

     The plan committee will administer the Incentive Plan, with sole authority to select participants, determine the types of awards to be granted, and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. Awards will not be granted under the Incentive Plan if the grant, vesting or exercise of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by the plan committee, no award granted under the Incentive Plan will be transferable except through the laws of descent and distribution or except, in the case of an incentive stock option, pursuant to a qualified domestic relations order.

     We have reserved an aggregate number of 9,000,000 shares for issuance pursuant to awards granted under the Incentive Plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock distribution, stock split, spin-off, rights offering or large nonrecurring cash distribution), the share authorization limits under the Incentive Plan will be adjusted proportionately, and the plan committee must make such adjustments to the Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock distribution or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the Incentive Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

     The Incentive Plan will automatically expire on August 11, 2020, unless extended or earlier terminated by the board of directors. The board of directors or the plan committee may terminate the Incentive Plan at any time, but termination will have no adverse impact on any award that is outstanding at the time of the termination. The board of directors or the plan committee may amend the Incentive Plan at any time, but no amendment to the Incentive Plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the Incentive Plan. No termination or amendment of the Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. The plan committee may amend or terminate outstanding awards, but such amendment or termination may require consent of the participant. Unless approved by our stockholders, the original term of an option may not be extended. Unless permitted by the anti-dilution provisions of the Incentive Plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, without approval by our stockholders.

     No awards have been issued under the Incentive Plan, and we currently have no plans to issue any awards.

     Amended and Restated 2010 Independent Director Stock Plan

     We have adopted a long-term incentive plan that we will use to attract and retain qualified directors. Our Amended and Restated 2010 Independent Director Stock Plan (the “Independent Director Plan”) offers these individuals an opportunity to participate in our growth through awards of shares of restricted common stock subject to time-based vesting.

     Our Conflicts Committee will administer the Independent Director Plan, with sole authority to determine all of the terms and conditions of the awards. No awards will be granted under the Independent Director Plan if the grant or vesting of the awards would jeopardize our status as a REIT under the Internal Revenue Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our board of directors, no award granted under the Independent Director Plan will be transferable except through the laws of descent and distribution.

     We have authorized and reserved 200,000 shares for issuance under the Independent Director Plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock distribution, stock split, spin-off, rights offering or large nonrecurring cash distribution), the share authorization limits under the Independent Director Plan will be adjusted proportionately and the board of directors will make such adjustments to the Independent Director Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock distribution or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the Independent Director Plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

     The Conflicts Committee may in its sole discretion at any time determine that all or a part of a director’s time-based vesting restrictions on all or a portion of a director’s outstanding shares of restricted stock will lapse, as of such date as the Conflicts Committee may, in its sole discretion, declare. The Conflicts Committee may discriminate among participants or among awards in exercising such discretion.

     The Independent Director Plan will automatically expire on August 11, 2020, unless extended or earlier terminated by the board of directors. The board of directors may terminate the Independent Director Plan at any time. The expiration or other termination of the Independent Director Plan will not, without the participants’ consent, have an adverse impact on any award that is outstanding at the time the Independent Director Plan expires or is terminated. The board of directors may amend the Independent Director Plan at any time, but no amendment will adversely affect any award without the participant’s consent and no amendment to the Independent Director Plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the Independent Director Plan.

     No awards have been issued under the Independent Director Plan.

Equity Compensation Plan Information

     We have adopted the 2010 Long-Term Incentive Plan, which we refer to as the Incentive Plan, and the Amended and Restated 2010 Independent Director Stock Plan, which we refer to as the Independent Director Plan. The Incentive Plan and the Independent Director Plan, collectively, are intended to attract and retain officers, directors, advisors and consultants considered essential to our long-range success by offering these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. Although we do not currently intend to hire any employees, any employees we may hire in the future would also be eligible to participate in the Incentive Plan. We have reserved an aggregate number of 9,000,000 shares for issuance pursuant to awards granted under the Incentive Plan. We have also reserved an aggregate number of 200,000 shares for issuance pursuant to awards under the Independent Director Plan. Both plans were approved prior to commencement of our offering by our board of directors on August 9, 2010 and by our sole stockholder on August 11, 2010. No awards have been issued under either of the plans, and we currently have no plans to issue any awards under the Incentive Plan.

STOCK OWNERSHIP

     The following table shows, as of April 13, 2012, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group.

	Amount and Nature of
Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)		Percentage
Jeffrey S. Edison	133,296	(3)(4)	3.2%
Michael C. Phillips	133,018	(3)(4)	3.2%
John B. Bessey	5,556		0.1%
R. Mark Addy	3,041		*
Richard J. Smith	2,778		*
William M. Kahane	-		-
Leslie T. Chao	27,778		0.7%
Ronald K. Kirk	32,708		0.8%
Ethan J. Hershman	5,556		0.1%
Paul J. Massey, Jr.	304		*
All officers and directors as a group	347,924		8.4%

*	Less than 0.1%
____________________

(1)	Address of each named beneficial owner is c/o Phillips Edison – ARC Shopping Center REIT Inc., 11501 Northlake Drive, Cincinnati, Ohio 45249.
(2)	None of the shares are pledged as security.
(3)	Phillips Edison Sub-advisor has purchased 21,906 shares of common stock from us. Messrs. Edison and Phillips indirectly own and control Phillips Edison Sub-advisor, and therefore have voting and dispositive control of the shares held by Phillips Edison Sub-advisor.
(4)	Global Re SCC, Cell 2007-6 has purchased 55,556 shares of common stock from us. Messrs. Edison and Phillips indirectly own and control Global Re SCC, Cell 2007-6, and therefore have voting and dispositive control of the shares held by Global Re SCC, Cell 2007-6.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under U.S. securities laws, once our shares of common stock are registered pursuant to Section 12 of the Exchange Act, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to report their initial ownership of the common stock and most changes in that ownership to the SEC. During 2011, our shares of common stock were not registered under the Exchange Act and thus no reports were required to be filed by the persons described above in 2011.

PROPOSAL 1. ELECTION OF DIRECTORS

     At the annual meeting, you and the other stockholders will vote on the election of all seven members of our board of directors. Those persons elected will serve as directors until the 2013 annual meeting and until their successors are duly elected and qualified. The board of directors has nominated the following people for re-election as directors:

Jeffrey S. Edison William M. Kahane Ethan J. Hershman Paul J. Massey, Jr.	Michael C. Phillips Leslie T. Chao Ronald K. Kirk

     Each of the nominees for director is a current member of our board of directors. Detailed information on each nominee is provided on pages 17 through 20.

     The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. In this case, they will vote FOR all of the director nominees listed above. If any nominee becomes unable or unwilling to stand for re-election, the board may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

     Under our charter, a majority of the votes present in person or by proxy at the meeting is required for the election of the directors. This means that a director nominee needs to receive more votes for his or her election than against his or her election in order to be elected to the board. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.

     Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded. Stockholders can submit their votes by proxy by mail, using the enclosed proxy card. Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Recommendation

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
ALL NOMINEES LISTED FOR REELECTION AS DIRECTORS.

STOCKHOLDER PROPOSALS

     Any proposals by stockholders for inclusion in proxy solicitation material for the next annual meeting, whether or not the proposal is intended to be included in the 2013 proxy materials, must be received by our secretary, Richard J. Smith, at our executive offices no later than December 28, 2012. However, if we hold our annual meeting before June 11, 2013 or after August 10, 2013, stockholders must submit proposals for inclusion in our 2013 proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 11501 Northlake Drive, Cincinnati, Ohio 45249.

OTHER MATTERS

     As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Wednesday, July 11, 2012

10 a.m. (EDT)

At

The Core Club
66 E. 55th Street
New York, New York 10022

Your Vote is Important!

Phillips Edison – ARC Shopping Center REIT Inc.
11501 Northlake Drive, Cincinnati, Ohio 45249
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints John B. Bessey, R. Mark Addy, and Richard J. Smith, and each of them, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC. to be held on July 11, 2012, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees listed. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 11, 2012 meeting date.

11501 Northlake Drive Cincinnati, OH 45249

Your Vote is Important!

Remember to sign and date the form below.

Please return your proxy card promptly in the enclosed envelope to the address below.

Phillips Edison – ARC Shopping Center REIT Inc.
11501 Northlake Drive
Cincinnati, OH 45249

Please mark your choice like this X in blue or black ink.

The Board of Directors recommends a vote FOR all nominees listed in Proposal 1.

1. Election of Directors

(01) Jeffrey Edison (02) Michael Phillips (03) William Kahane (04) Leslie Chao
(05) Ethan Hershman (06) Ronald Kirk (07) Paul Massey

Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

FOR	WITHHOLD	FOR ALL
ALL	ALL	EXCEPT*
☐	☐	☐

     *     To Withhold authority to vote for any individual Nominee(s) write the number(s) of the nominee(s) in the box below

Signature___________________________________________________________________
Date_______________________________________________________________________
Signature if held jointly_______________________________________________________
Date_______________________________________________________________________

PO Box 55046 Boston MA 02205-9102

Remember to sign and date the proxy card below.
Please ensure the address to the right shows through the
window of the enclosed postage-paid return envelope.

Your Vote is Important!

Please mark, sign and date your proxy card and return it promptly in the enclosed postage-paid return envelope.

Proxy Tabulator
PO Box 55046
Boston MA 02205-9930

Please mark your choice like this X in blue or black ink.

The Board of Directors recommends a vote FOR all nominees listed in Proposal 1.

1. Election of Directors

(01) Jeffrey S. Edison	(02) Michael C. Phillips	(03) William M. Kahane
(04) Leslie T. Chao	(05) Ethan J. Hershman	(06) Ronald K. Kirk
(07) Paul J. Massey, Jr.
FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT*

☐	☐	☐

*To Withhold authority to vote for any individual Nominee(s), write the number(s) of the nominee(s) in the box below

FOR	AGAINST	ABSTAIN

☐	☐	☐

Please sign exactly as your name appears on this proxy card. When shares of common stock are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

I plan to attend the meeting ☐
Signature

Date

Signature if held jointly

Date

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Wednesday, July 11, 2012

10 a.m. (EDT)

At

The Core Club
66 E. 55th Street
New York, New York 10022

Your Vote is Important!

Phillips Edison – ARC Shopping Center REIT Inc.
11501 Northlake Drive, Cincinnati, Ohio 45249
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints John B. Bessey, R. Mark Addy, and Richard J. Smith, and each of them, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC. to be held on July 11, 2012 and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of annual meeting of stockholders, the proxy statement and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” all nominees listed. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 11, 2012 meeting date.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE

ENCLOSED POSTAGE-PAID RETURN ENVELOPE.